Exhibit 4.2

MAGELLAN HEALTH, INC.,

Issuer

U.S. BANK NATIONAL ASSOCIATION,

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 22, 2017

4.400% Senior Notes due 2024

Supplemental to Indenture dated as of September 22, 2017

THIS FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”) is made this 22nd day of September, 2017, between MAGELLAN HEALTH, INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 4800 N. Scottsdale Rd, Suite 4400 Scottsdale, Arizona 85251 (hereinafter called the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of September 22, 2017 with the Trustee (the “Base Indenture,” and together with this First Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this First Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Base Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the board of directors of the Company; and

WHEREAS, Section 9.01 of the Base Indenture provides that without the consent of the Holders of the Securities of any series issued under the Base Indenture, the Company, when authorized by a Board Resolution, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Base Indenture; and

WHEREAS, the Company proposes to issue a series of Securities designated as its 4.400% Senior Notes due 2024, the terms of which shall be set forth in this First Supplemental Indenture and the form of 2024 Senior Note, which is as set forth in Exhibit A hereto, as provided in Section 3.01 of the Base Indenture (such senior notes being referred to herein as the “2024 Senior Notes” and all references to Securities in the Base Indenture shall be deemed to refer also to the 2024 Senior Notes unless the context otherwise provides) and the form of 2024 Senior Note; and

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Base Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises and the purchase of the 2024 Senior Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2024 Senior Notes, as follows:

Section 1.                               The Base Indenture is hereby amended solely with respect to the 2024 Senior Notes as follows:

(A)                               By amending Section 1.01 to insert the following definitions in their entirety in the appropriate alphabetical order as follows:

“2017 Credit Agreement” means the credit agreement entered into on September 22, 2017 among the Company, The Bank of Tokyo-Mitsubishi UFJ, Ltd. as administrative agent and the lenders party thereto from time to time, as amended, extended, renewed, restated, supplemented, replaced (whether or not upon termination and whether with the original lenders, institutional investors or otherwise), refinanced (including through the issuance of debt securities), restructured or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such debt facilities or successor debt facilities, whether by the same or any other agent, lender or group of lenders (or institutional investors) or whether with the same or any different borrower.

“Attributable Debt” means, in connection with a Sale and Lease-back Transaction, the lesser of (i) the fair value of the assets subject to the transaction; and (ii) the aggregate of present values (discounted at a rate per annum equal to the weighted average Yield to Maturity of the notes of all series then outstanding under the Base Indenture and compounded semiannually) of the Company’s or any Consolidated Subsidiary’s obligations for net rental payments during the remaining term of all leases.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under generally accepted accounting principles, are or shall be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ assets, taken as a whole, to any “Person” other than to the Company, any Parent Company or a Subsidiary; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “Person” becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or the Voting Stock of any Parent Company or other Voting Stock into which the Voting Stock of the Company or the Voting Stock of any Parent Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company or any Parent Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or any Parent Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, the Voting Stock of such Parent Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company or the Voting Stock of such Parent Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any Parent Company of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a Parent Company and (ii) the holders of the Voting Stock of the Company or the Voting Stock of any Parent Company immediately prior to such transaction hold at least a majority of the Voting Stock of such Parent Company immediately following such transaction; provided that any series of related transactions shall be treated as a single transaction. The term “Person,” solely as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event with respect to the 2024 Senior Notes.

“Consolidated Subsidiary” means any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means, the total amounts of assets on the Company’s most recently available consolidated balance sheet, as calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Exempted Debt” means the sum of the following as of the date of determination: (i) the Company’s and its Consolidated Subsidiaries’ indebtedness for borrowed money incurred after the date of issuance of the 2024 Senior Notes and secured by liens not permitted by Section 11.06 and (ii) the Company’s and its Consolidated Subsidiaries’ Attributable Debt in respect of every Sale and Lease-back Transaction entered into after the Issue Date, other than leases permitted by Section 11.08.

“Funded Indebtedness” means all Indebtedness having a maturity of more than 12 months from the date as of which the amount of Indebtedness is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

“Indebtedness” means all items classified as indebtedness on the Company’s most recently available consolidated balance sheet, as calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category).

“Issue Date” means the first date on which 2024 Senior Notes are issued, which shall be September 22, 2017.

“Net Worth” means, as of any date of determination, the total assets less total liabilities of the Company and its Subsidiaries, in each case as appearing on the Company’s most recently available consolidated balance sheet, as calculated on a consolidated basis in accordance with generally accepted accounting principles.

“Parent Company” means any holding company that, directly or indirectly, owns 100% of the Voting Stock of the Company.

“Principal Property” means any property, plant, equipment or facility owned by the Company or a Consolidated Subsidiary located in the United States of America (excluding its territories and possessions and Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 1.0 % of Consolidated Total Assets, other than any such building, structure or other facility or portion which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Consolidated Subsidiaries as an entirety. Accounts receivable or inventory of the Company or any Consolidated Subsidiary are not “Principal Property” for purposes of this First Supplemental Indenture.

“Rating Agency” means:

(1) S&P and

(2) if S&P ceases to rate the 2024 Senior Notes or fails to make a rating of the 2024 Senior Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” with respect to the 2024 Senior Notes means (i) the rating of the 2024 Senior Notes is lowered by the Rating Agency during the related Trigger Period; and (ii) the 2024 Senior Notes are rated below an Investment Grade rating by the Rating Agency on any day during such Trigger Period; provided, however, that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). For the avoidance of doubt, the Trustee shall not be charged with knowledge of any Rating Event nor have any duty to monitor the ratings of the Securities.

“Sale and Lease-back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Subsidiary of the Company of any property or asset that has been or is to be sold or transferred by the Company or such Subsidiary, as the case may be, to such Person.

“Senior Funded Indebtedness” means any of the Company’s Funded Indebtedness that is not subordinated in right of payment to any of the Company’s other Indebtedness.

“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc., and its successors.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” as that term is defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors delivered to the Trustee) as a replacement agency for S&P.

“Trigger Period” means the period commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the 2024 Senior Notes is under publicly announced consideration for a possible downgrade by the Rating Agency).

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such Person.

“Yield to Maturity” means the yield to maturity on a series of notes, calculated at the time of issuance of such series, or, if applicable, at the most recent redetermination of interest on such series, and calculated in accordance with accepted financial practice.

(B)                               By replacing the definition of “Notice of Default” in Section 1.01 of the Base Indenture in its entirety as follows: “Notice of Default” has the meaning specified in Sections 5.01(3) and 5.01(4).

(C)                               By replacing the definition of “Person” in Section 1.01 of the Base Indenture in its entirety as follows:

“Person” means any individual, corporation, limited liability company, partnership, joint venture,     association, joint stock company, trust, unincorporated organization or government or any                      agency or political subdivision thereof or other similar entity.

(D)                               By replacing the definition of “Subsidiary” in Section 1.01 of the Base Indenture in its entirety as follows:

“Subsidiary” means any corporation, partnership, limited liability company, business trust, trust or other legal entity of which at least a majority of the outstanding stock or other ownership interests having voting power to elect a majority of the board of directors, managers or trustees of that corporation, partnership, limited liability company, business trust, trust or other legal entity (irrespective of whether or not at the time stock or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, business trust, trust or other legal entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

(E)                                By deleting the ninth paragraph of Section 3.05 of the Base Indenture in its entirety.

(F)                                 By replacing Section 4.03 of the Base Indenture in its entirety as follows:

Section 4.03. Covenant Defeasance.

Upon the Company’s exercise under Section 4.01 of the option applicable to this Section 4.03, the Company shall be released from any obligations under the covenants contained in Sections 7.04, 8.01, 11.06, 11.08 and 11.09 hereof with respect to the Outstanding 2024 Senior Notes, on and after the date the conditions set forth in Section 4.04 are satisfied (hereinafter, “Covenant Defeasance”), and the 2024 Senior Notes and any coupons appertaining thereto shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue  to be deemed “Outstanding” for all other purposes hereunder (it being understood that such 2024 Senior Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding 2024 Senior Notes and any coupons appertaining thereto, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or Event of Default under subsection 5.01(3) but, except as specified above, the remainder of this Indenture and the 2024 Senior Notes shall be unaffected thereby.

(G)                               By replacing Section 4.04(b) of the Base Indenture in its entirety as follows:

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States of America reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, (1) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (2) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(H)                              By replacing Section 4.04(c) of the Base Indenture in its entirety as follows:

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee for the Securities of that series an Opinion of Counsel in the United States of America reasonably acceptable to such Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Outstanding Securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(I)                                By replacing Section 4.05(ii)(B) of the Base Indenture in its entirety as follows:

(B) no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 5.01(5) or Section 5.01(6) shall have occurred and be continuing;

(J)                                   By replacing Section 5.01 of the Base Indenture in its entirety as follows:

“Event of Default” wherever used herein with respect to the 2024 Senior Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any installment of interest upon any 2024 Senior Note and any related coupon when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) any 2024 Senior Note at its Maturity upon optional redemption, upon required repurchase, upon declaration or otherwise; or

(3) default in the performance of, or breach of, any covenant or warranty of the Company in respect of any 2024 Senior Note contained in this Indenture or in such 2024 Senior Notes (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 75 days after there has been given, by registered or certified mail, to the Company by the Trustee for the 2024 Senior Notes or to the Company and such Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding 2024 Senior Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) (A) the Company or any of its Subsidiaries fails to pay indebtedness for money borrowed by the Company or any of its Subsidiaries in an aggregate principal amount of at least $50,000,000, at the later of final maturity or the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding 2024 Senior Notes as provided below or (B) acceleration of the maturity of indebtedness for money borrowed by the Company or any of its Subsidiaries, in an aggregate principal amount exceeding $50,000,000 if that acceleration results from a default under the terms of the instrument or instruments under which such indebtedness arises or is secured, if such indebtedness has not been discharged in full or such acceleration is not rescinded or annulled within 30 days after there has been given, by registered or certified mail, to the Company by the Trustee for the 2024 Senior Notes or to the Company and such Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding 2024 Senior Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the Company shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Company) of it or for all or a substantial part of its property; or the Company shall make a general assignment for the benefit of creditors; or the Company shall take any corporate action in furtherance of any of the foregoing; or

(6) an involuntary case or other proceeding shall be commenced against the Company with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Company or any substantial part of its property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against the Company or (B) shall continue unstayed and in effect for a period of 60 consecutive days.

(K)                               By replacing the first and second paragraphs of Section 5.02 of the Base Indenture in their entirety as follows:

If an Event of Default with respect to the 2024 Senior Notes and any related coupons occurs and is continuing (other than an Event of Default described in Section 5.01(5) or 5.01(6) with respect to the Company), then and in every such case either the Trustee for the 2024 Senior Notes or the Holders of not less than 25% in aggregate principal amount of the Outstanding 2024 Senior Notes may, and the Trustee at the written request of such Holders shall, declare the entire principal amount of all the 2024 Senior Notes, to be due and payable immediately, by a notice in writing to the Company (and to such Trustee if given by Holders), and upon any such declaration of acceleration such principal, together with accrued interest and all other amounts owing hereunder, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

If any Event of Default specified in Section 5.01(5) or 5.01(6) occurs with respect to the Company, all of the unpaid principal amount and accrued interest on all Securities of each series then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder.

(L)                                By replacing the last paragraph of Section 6.07 of the Base Indenture in its entirety as follows:

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 5.01(5) or Section 5.01(6) the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

(M)                            By replacing Section 11.06 of the Base Indenture in its entirety as follows:

Section 11.06. Limitation on Liens

The Company shall not create or assume, and shall not permit any Consolidated Subsidiary to create or assume, any Indebtedness for borrowed money that is secured by a mortgage, pledge, security interest or lien (the “liens”) of or upon any Principal Property or shares of stock of any Consolidated Subsidiary, whether now owned or hereafter acquired, without equally and ratably securing the 2024 Senior Notes by a lien ranking ratably with and equal to such secured Indebtedness. The foregoing restriction, however, shall not apply to:

(a) liens existing on the Issue Date;

(b) liens on assets of any corporation or other business entity existing at the time it becomes a Consolidated Subsidiary;

(c) liens on assets existing at the time the Company or a Consolidated Subsidiary acquires them, or to secure the payment of the purchase price for them, or to secure Indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary for the purpose of financing the purchase price of assets, or, in the case of real property, construction, development or improvements thereon, or liens placed upon equipment acquired after the Issue Date and used in the ordinary course of business of the Company or any of its Subsidiaries, which Indebtedness is incurred or guaranteed prior to, at the time of, or within 360 days after the acquisition (or in the case of real property, completion of construction or improvements or commencement of full operation of such asset, whichever is later), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that the lien shall not apply to any assets theretofore owned by the Company or a Consolidated Subsidiary other than, in the case of any such construction or improvements, any real property on which the construction or improvement is located;

(d) liens securing Indebtedness owing by any Consolidated Subsidiary to the Company or to another Consolidated Subsidiary;

(e) liens on any assets of a corporation or other business entity existing at the time such corporation or business entity is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, purchase, lease or other acquisition or disposition of the assets of such corporation or other business entity as an entirety or substantially as an entirety by the Company or a Subsidiary;

(f) liens on any assets of the Company or a Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction), of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financings);

(g) liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations;

(h) liens in favor of the Company or its Subsidiaries or the 2024 Senior Notes;

(i) customary liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(j) liens on cash deposits pledged as collateral to secure Indebtedness so long as the aggregate amount of cash pledged as collateral at any time outstanding does not exceed $50,000,000; and

(k) liens on cash collateral provided under the terms of the 2017 Credit Agreement;

(l) liens to secure the Company’s or any Consolidated Subsidiary’s obligations under agreements with respect to interest rate swap, spot, forward, future and option transactions or other such hedging obligations, entered into in the ordinary course of business; and

(m) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (l), inclusive, including the refinancing thereof (including any fees or costs associated with any such extension, renewal or replacement).

Notwithstanding the restrictions set forth in this Section 11.06, the Company shall be permitted to create or assume any Indebtedness which is secured by a lien without equally and ratably securing the 2024 Senior Notes if at the time of such creation or assumption, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Net Worth.

(N)                               By replacing Section 11.07 of the Base Indenture in its entirety as follows:

Section 11.07. Waiver of Certain Covenants

The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 11.04 to 11.09, inclusive, if before or after the time for such compliance the Holders of more than 50% in aggregate principal amount of the Outstanding Securities of each series of Securities affected by the omission shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee for the Securities of each series with respect to any such covenant or condition shall remain in full force and effect.

(O)                            By replacing Section 11.08 of the Base Indenture in its entirety as follows:

Section 11.08. Limitation on Sale and Lease-back Transactions

The Company shall not, nor shall it permit any Consolidated Subsidiary to, enter into any Sale and Lease-back Transaction with respect to any property or assets, other than any such transaction involving a lease for a term of not more than three years, including renewals, unless:

(a) the Sale and Lease-back Transaction is solely with the Company or any Consolidated Subsidiary;

(b) the Company or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the property or assets to be leased in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-back Transaction, without equally and ratably securing the 2024 Senior Notes; or

(c) the proceeds of the sale of the property or assets to be leased are at least equal to the fair market value of such assets (as determined by the Board of Directors) and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction, development or improvements thereon) of property or assets or to the retirement of Senior Funded Indebtedness;

provided, however, that the limitations set forth in this Section 11.08, shall not apply if at the time the Company or any Consolidated Subsidiary enters into such Sale and Lease-back Transaction, and immediately after giving effect thereto, the Exempted Debt then outstanding at such time does not exceed 20% of Net Worth.

(O)                               By replacing Section 11.09 of the Base Indenture in its entirety as follows:

Section 11.09. Interest Rate Adjustment.

(a) The interest rate payable on the 2024 Senior Notes shall be subject to adjustments from time to time if S&P (or, if S&P ceases to rate the 2024 Senior Notes or fails to make a rating of the 2024 Senior Notes publicly available for reasons outside the Company’s control, a Substitute Rating Agency), downgrades (or downgrades and subsequently upgrades) the credit rating assigned to the 2024 Senior Notes in the manner described in this Section 11.09.

(b) If the rating from S&P (or any Substitute Rating Agency therefor) of the 2024 Senior Notes is decreased to a rating set forth in the immediately following table, the interest rate on the 2024 Senior Notes shall increase such that it shall equal the interest rate payable on the 2024 Senior Notes on the Issue Date plus the percentage set forth opposite the ratings from the table below:

S&P Rating Percentage*	Percentage
BB+	0.50%
BB	1.00%
BB-	1.50%
B+ or below	2.00%

* Including the equivalent ratings of any Substitute Rating Agency.

(c) If at any time the interest rate on the 2024 Senior Notes has been increased and  S&P (or any Substitute Rating Agency therefor) subsequently upgrades its rating of the 2024 Senior Notes to any of the threshold ratings set forth in Section 11.09(b), the interest rate on the 2024 Senior Notes shall be decreased such that the interest rate for such 2024 Senior Notes equals the interest rate payable on the 2024 Senior Notes on the Issue Date plus the percentages set forth opposite the ratings from the table in Section 11.09(b) in effect immediately following the upgrade in rating. If S&P (or any Substitute Rating Agency therefor) upgrades its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the 2024 Senior Notes shall be decreased to the interest rate payable on the 2024 Senior Notes on the Issue Date. In addition, the interest rate on the 2024 Senior Notes shall permanently cease to be subject to any adjustment described in Section 11.09(b) (notwithstanding any subsequent downgrade) if the 2024 Senior Notes become rated BBB+ (or the equivalent of such rating, in the case of a Substitute Rating Agency) or higher by S&P (or a Substitute Rating Agency therefor).

(d) Each adjustment required by any downgrade or upgrade in a rating set forth in Sections 11.09(b) and (c) (each, a “Ratings Adjustment”), whether occasioned by the action of S&P (or  a Substitute Rating Agency therefor), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the 2024 Senior Notes be reduced to below the interest rate payable on the 2024 Senior Notes on the Issue Date or (2) the total increase in the interest rate of the 2024 Senior Notes exceed 2.00% above the interest rate payable on the 2024 Senior Notes on the Issue Date.

(e) If at any time S&P ceases to provide a rating of the 2024 Senior Notes, the Company shall use its commercially reasonable efforts to obtain a rating of the 2024 Senior Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the 2024 Senior Notes pursuant to the table in Section 11.09(b), (i) such Substitute Rating Agency shall be substituted for the last Rating Agency to provide a rating of the 2024 Senior Notes but which has since ceased to provide such rating, (ii) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in the table set forth in Section 11.09(b) with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by S&P in such table and (iii) the interest rate on the 2024 Senior Notes shall increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the 2024 Senior Notes on the Issue Date plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the table set forth in Section 11.09(b) (taking into account the provisions of clause (ii) of this Section 11.09(e)).

(f) For so long as S&P (or a Substitute Rating Agency therefor) does not provide a rating of the 2024 Senior Notes, the interest rate on the 2024 Senior Notes shall increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the 2024 Senior Notes on the Issue Date.

(g) Any interest rate increase or decrease described in this Section 11.09 shall take effect from the first Interest Payment Date following the date on which a rating change occurs that requires an adjustment in the interest rate. As such, interest shall not accrue at such increased or decreased rate until the Interest Payment Date immediately following the date on which a rating change occurs. If S&P (or a Substitute Rating Agency therefor) changes its rating of the 2024 Senior Notes more than once prior to any particular Interest Payment Date, the last change by such agency prior to such Interest Payment Date shall control for purposes of any interest rate increase or decrease with respect to the 2024 Senior Notes described in this Section 11.09 relating to such Rating Agency’s action. If the interest rate payable on  the 2024 Senior Notes is increased as described in this Section 11.09, the term “interest,” as used with respect to the 2024 Senior Notes , shall be deemed to include any such additional interest unless the context otherwise requires.

(h) The Company shall promptly provide the Trustee with written notice of any increase or decrease in the interest rate due to a Ratings Adjustment.

(P)                                 By replacing Section 11.10 of the Base Indenture in its entirety as follows:

Section 11.10 Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the 2024 Senior Notes, unless the Company shall have exercised its option to redeem the 2024 Senior Notes pursuant to Section 12.02, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of 2024 Senior Notes to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s 2024 Senior Notes on the terms set forth in this Section 11.10. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the principal amount of the 2024 Senior Notes to be repurchased, plus accrued and unpaid interest, if any, on the 2024 Senior Notes up to, but not including, the date of repurchase (the “Change of Control Payment”) subject to the rights of the Holder on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall deliver a notice to Holders of the 2024 Senior Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the 2024 Senior Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent other than as may be required by law (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all 2024 Senior Notes or portions of 2024 Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2024 Senior Notes or portions of 2024 Senior Notes properly tendered in accordance with the procedures set forth in the Global Security representing the 2024 Senior Notes; and

(iii) deliver or cause to be delivered to the Trustee the 2024 Senior Notes properly accepted, together with an Officer’s Certificate stating the principal amount of 2024 Senior Notes or portions of 2024 Senior Notes being repurchased.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all 2024 Senior Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the 2024 Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the 2024 Senior Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 11.10 by virtue of any such conflict.

Section 2.                               The recitals and statements in this First Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this First Supplemental Indenture by the Trustee). All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the 2024 Senior Notes and of this First Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.                               As supplemented hereby, the Base Indenture is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument and all references to Securities in the Base Indenture shall be deemed to refer also to the 2024 Senior Notes unless the context otherwise provides.

Section 4.                               This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.                               In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of this First Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Base Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6.                               All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7.                               In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8.                               Nothing in this First Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent, any Security Registrar and any Authenticating Agent for the 2024 Senior Notes and their successors under the Indenture, and the Holders of the 2024 Senior Notes any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

Section 9.                               This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture dated as of September 22, 2017 to be duly executed, all as of September 22, 2017.

MAGELLAN HEALTH, INC.
Issuer

By:	/s/ Jonathan N. Rubin
	Name:	Jonathan N. Rubin
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK, NATIONAL ASSOCIATION
Trustee

By:	/s/ Elizabeth A. Boyd
	Name:	Elizabeth A. Boyd
	Title:	Vice President

Dated:		September 22, 2017

[Signature Page to First Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

MAGELLAN HEALTH, INC.

4.400% Senior Notes due 2024

REGISTERED PRINCIPAL AMOUNT: $400,000,000	CUSIP No.: 559079AK4
ISIN No.: US559079AK49

No. 1

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MAGELLAN HEALTH, INC., a Delaware corporation (the “Issuer” or the “Company,” which terms include any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on September 22, 2024, and to pay interest thereon (computed on the basis of a 360-day year of twelve 30-day months), semi-annually in arrears on March 22 and September 22 (the “Interest Payment Dates”) of each year, commencing on March 22, 2018, at the rate per annum specified in the title of this Note from September 22, 2017 or the most recent Interest Payment Date to which interest had been paid or duly provided for.

The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the March 8 or September 8 (the “Record Date”) immediately preceding such Interest Payment Date. Except as provided herein, payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company maintained by the Company for such purpose, which initially will be in the Corporate Trust Office of U.S. Bank National Association, the Trustee for this Note under the Indenture, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Note as set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of U.S. Bank National Association, the Trustee for this Note under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: September 22, 2017

MAGELLAN HEALTH, INC.

By:
	Name:	Jonathan N. Rubin
	Title:	Chief Financial Officer

[FACSIMILE OF SEAL]

Attest:

By:
	Name:	Daniel N. Gregoire
	Title:	General Counsel & Corporate Secretary

[Signature Page to 2024 Global Note]

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated: September 22, 2017

[Signature Page to 2024 Global Note]

(Reverse of Note)

MAGELLAN HEALTH, INC.

This Note is one of a duly authorized issue of Securities of the Company designated as its 4.400% Senior Notes due 2024 (the “Notes”). The Notes are one of an indefinite number of series of debt securities of the Company (the “Securities”), issued or issuable under and pursuant to an  indenture, dated as of September 22, 2017 (the “Base Indenture”), between the Company and U.S. Bank, National Association (herein called the “Trustee,” which term includes any successor Trustee under the Indenture), as supplemented by a first supplemental indenture, dated as of September 22, 2017 (the “First Supplemental Indenture”; the Base Indenture as supplemented by the First Supplemental Indenture is herein called the “Indenture”), to which Indenture and all indentures supplemental thereto (other than supplemental indentures creating a different series of notes) reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. This Note is one of a series designated on the face hereof initially issued in an aggregate principal amount of $400,000,000. The Company may, from time to time, without the consent of the Holders, issue and sell additional Securities ranking equally with the Notes and otherwise identical in all respects (except for their date of issue, issue price and, if applicable, the first payment of interest on the additional notes) so that such additional Securities shall be consolidated and form a single series with the Notes. If any additional Securities are not fungible with the Notes for U.S. federal income tax purposes, they will be issued with a different CUSIP number (or other applicable identifying number).

The terms of other series of Securities issued under the Base Indenture may vary with respect to interest rates or interest rate formulas, issue dates, maturity, redemption, repayment, currency of payment and otherwise as provided in the Base Indenture. The Base Indenture further provides that Securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates. All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note is not subject to any sinking fund.

If an Event of Default (other than an Event of Default described in Sections 5.01(5) or 5.01(6) of the Indenture, with respect to the Company) with respect to the Notes shall occur and be continuing, then either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this series then Outstanding may, and the Trustee at the written request of such Holders shall, declare the aggregate principal amount of the Notes of this series due and payable in the manner and with the effect provided in the Indenture. If an Event of Default specified in Section 5.01(5) or 5.01(6) occurs with respect to the Company, all of the unpaid principal amount and accrued interest thereon shall ipso facto become and be immediately due and payable in the manner and with the effect provided in the Indenture without any declaration or other act by the Trustee or any Holder.

This Note may be redeemed at any time in whole, or from time to time in part, at the option of the Company (such date of redemption, the “Optional Redemption Date”) at the Redemption Price (as defined below) plus accrued and unpaid interest thereon to the Optional Redemption Date, subject to the rights of Holders as of the close of business on a relevant Record Date to receive interest due on the related Interest Payment Date.

The “Redemption Price” shall equal the greater of:

•                  100% of the principal amount of the Notes to be redeemed; or

•                  the sum of the present values of the remaining scheduled payments on the Notes to be redeemed consisting of principal and interest, exclusive of interest accrued to the Optional Redemption Date that would be due if the notes matured on the Par Call Date, discounted to the Optional Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 40 basis points;

provided, however, that if the Company redeems any Notes on or after the Par Call Date, the Redemption Price for such Notes shall equal 100% of the principal amount of Notes to be redeemed.

The Notes called for redemption become due on the Optional Redemption Date. Notices of redemption will be mailed (or otherwise transmitted in accordance with the applicable procedures of the Depositary) at least 15 but not more than 60 days before the Optional Redemption Date to each Holder of Notes to be redeemed at its registered address. The notice of redemption for the Notes will state the amount to be redeemed. On and after the Optional Redemption Date, interest will cease to accrue on any Notes that are redeemed. If less than all the Notes are redeemed at any time, the Notes shall be selected on a pro rata basis or by any other method the Trustee deems fair and appropriate.

For purposes of determining the Redemption Price, the following definitions are applicable:

“Comparable Treasury Issue” means the United States of America Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed (assuming, for this purpose, that such Notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes assuming, for this purpose, the Notes mature on the Par Call Date.

“Comparable Treasury Price” means, with respect to any Optional Redemption Date, the average of the Reference Treasury Dealer Quotations obtained by the Company for that Optional Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the Company is unable to obtain at least four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Company.

“Independent Investment Banker” means J.P. Morgan Securities LLC, MUFG Securities Americas Inc. or Wells Fargo Securities, LLC, as selected by the Company or, if all such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.

“Par Call Date” means July 22, 2024 (two months prior to maturity).

“Reference Treasury Dealer” means J.P. Morgan Securities LLC and Wells Fargo Securities, LLC or their respective affiliates which are primary U.S. government securities dealers in New York City (such a dealer, a “Primary Treasury Dealer”) and their respective successors, a Primary Treasury Dealer selected by MUFG Securities America Inc. and two other Primary Treasury Dealers selected by the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Optional Redemption Date for the Notes, an average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue for the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the Optional Redemption Date.

“Treasury Yield” means, with respect to any Optional Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity, computed as of the third business day immediately preceding the Optional Redemption Date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the Optional Redemption Date.

As provided in the Indenture, the Notes shall be subject to repurchase by the Company or a third party at the option of the Holders at a purchase price of 101% upon the occurrence of a Change of Control Triggering Event. Upon receipt of notice of a Change of Control Offer, Holders electing to have Notes repurchased pursuant to the Change of Control Offer shall either (i) surrender this Note with the form of “Option of Holder to Elect Purchase” attached hereto completed or (ii) transfer its Notes to the Paying Agent by book-entry transfer pursuant to the applicable procedures of the Paying Agent, in either case prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee with the consent of the Holders of more than 50% in aggregate principal amount of the Securities at the time Outstanding of each series issued under the Indenture to be affected thereby, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Securities of such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon, if any, or any premium payable upon the redemption thereof; or (ii) change the Place of Payment on any Security or the currency or currency unit in which any Security or the principal or interest thereon is payable; or (iii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof; or (iv) reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any Securities by the Company (or the time when such redemption, repayment or purchase may be made); or (v) reduce the percentage in principal amount of the Securities, the Holders of which are required to consent to any supplemental indenture, without the consent of the Holder of each Security affected thereby. The Indenture also contains provisions permitting the Holders of more than 50% in principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all the Securities of that series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences with respect to such series, except a default in the payment of principal of or interest, if any, on any Security of that series or a default with respect to a covenant or provision of the Indenture which cannot be amended without the consent of such Holder.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes shall be initially issued in the form of a Global Security. All payments of principal of (and premium, if any) and interest on the Notes will be made to the Trustee so long as the Notes are in the form of a Global Security. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depositary is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (y) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form and in an equal aggregate principal amount. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee.

As provided in the Indenture and subject to certain limitations set forth therein and above, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Trustee in the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Certain of the Company’s obligations under the Indenture with respect to Notes may be terminated if the Company irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes, as provided in the Indenture.

No recourse shall be had for the payment of the principal of (and premium, if any), or the interest, if any, on this Note, or for any claim based thereon, or upon any obligation, covenant or agreement of the Company in the Indenture, against any incorporator, stockholder, director, officer or employee, as such, past, present or future, of the Company or of any successor corporation, either directly or indirectly through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment of penalty or otherwise; and all such personal liability is expressly released and waived as a condition of, and as part of the consideration for, the issuance of this Note.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:

NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Company pursuant to Section 11.10 of the Indenture, check this box: ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 11.10 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $

Date:	Your
Signature
(Sign exactly as your name appears on the other side of the Security)

Signature
Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.